UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, DC 20549


                           FORM 8-K


                        CURRENT REPORT
            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

  Date of report (Date of earliest event reported):
			 November 26, 2007

                       JOHNSON & JOHNSON
    (Exact name of registrant as specified in its charter)

     New Jersey             1-3215        22-1024240
(State or Other Juris-    (Commission    (IRS Employer
diction of Incorporation)  File  Number) Identification No.)


 One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933
      (Address of Principal Executive Offices) (Zip Code)

 Registrant's telephone number, including area code:
                       732-524-0400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [   ]   Written communications pursuant to Rule 425 under
     the Securities Act (17 CFR 230.425)

     [   ]   Soliciting material pursuant to Rule 14a-12 under
     the Exchange Act (17 CFR 240.14a-12)

     [   ]   Pre-commencement communications pursuant to  Rule
     14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [   ]   Pre-commencement communications pursuant to  Rule
     13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments.

On November 29, 2007, Johnson & Johnson (the "Company") announced that it will record a special after-tax, non-cash charge of approximately $4403 million for the write-down of the intangible asset related to NATRECORr (nesiritide), a product for the treatment of patients with acutely decompensated heart failure who have dyspnea at rest or with minimal activity. Management concluded that this charge is required under generally accepted accounting principles in the United States on November 26, 2007. This charge results from revised estimates of future cash flows from this product due primarily to a recent decline in NATRECORr sales trends. Management believes that NATRECORr is an important clinical option for the treatment of acutely decompensated heart failure and the product will continue to be marketed by Scios Inc., a subsidiary of the Company. The impact of this special item will be reflected in the Company's fourth quarter 2007 results.

Special items, such as this, do not impact the Company's earnings per share guidance, which excludes the impact of in-process research and development ("IPR&D") charges, restructuring charges and other special items.

Item 8.01.  Other Events.

On November 29, 2007, the Company announced that it will record a special tax gain of approximately $260 million associated with the restructuring of certain international subsidiaries. The relevant government authorities approved this restructuring in the fourth quarter of 2007.

Special items, such as this, do not impact the Company's earnings per share guidance, which excludes the impact of IPR&D charges, restructuring charges and other special items.



                          SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JOHNSON & JOHNSON
                              (Registrant)


Date:  November 29, 2007     By: /s/ S. J. COSGROVE
                                S. J. Cosgrove
                                Controller
                                (Principal Accounting Officer)